Exhibit 21.1

SUBSIDIARIES OF TRANSDIGM GROUP INCORPORATED

TransDigm Inc. is a wholly owned subsidiary of TransDigm Group Incorporated.

TransDigm Inc. owns, directly or indirectly, the following subsidiaries:

State or Jurisdiction of
Name of Subsidiary	Incorporation or Organization

MarathonNorco Aerospace, Inc.	Delaware

Adams Rite Aerospace, Inc.	California

Champion Aerospace LLC	Delaware

Marathon Power Technologies Limited	England

Avionic Instruments LLC	Delaware

Skurka Aerospace Inc.	Delaware

CDA InterCorp LLC	Florida

AeroControlex Group, Inc.	Delaware

Aviation Technologies, Inc.	Delaware

Avtech Corporation	Washington

Transicoil LLC	Delaware

Transicoil (Malaysia) Sendirian Berhad	Malaysia

Malaysian Aerospace Services, Inc.	Delaware

Bruce Aerospace, Inc.	Delaware

Bruce Industries, Inc.	Colorado

CEF Industries, LLC	Delaware

Aircraft Parts Corporation	New York

Acme Aerospace, Inc.	Delaware

Dukes Aerospace, Inc.	Delaware

TransDigm Inc. also operates a division under the name AdelWiggins Group.